Exhibit 107.1

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

NOODLES & COMPANY
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title (1)	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (3)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee (3)
Equity	Common Stock, par value $0.01 per share	Rule 457(a)	500,000 (1)(2)	$1.56	$780,000	$147.60 per $1,000,000	$115.13
Total Offering Amounts					$780,000		$115.13
Total Fee Offsets (4)							—
Net Fee Due							$115.13
(1)    Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also registers such amount of additional securities of Noodles & Company (the “Registrant”) that may be offered pursuant to the terms of the Registrant’s 2024 Inducement Plan (the “Plan”) to prevent dilution as a result of stock splits, stock dividends or similar transactions.

(2)    Represents 500,000 shares of Common Stock authorized to be issued pursuant to future equity awards that may be granted under the Plan exclusively to individuals who were not previously employees or directors of the Registrant as an inducement material to acceptance of employment with the Registrant or any of its affiliates within the meaning of Rule 5635(c)(4) of the Nasdaq Listing Rules.
(3)    Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act based on the average of the high and low sales prices of the Common Stock, as quoted on the Nasdaq Global Select Market on August 7, 2024.
(4)    The Registrant does not have any fee offsets.